Exhibit 15



R&B Falcon Corporation

     We are aware that R&B Falcon Corporation has incorporated by reference in its Registration Statements No. 333-43475, 333-67755, 333-67757, 333-
68101,  333-81179,  333-81181,  333-81381,  333-88839,  333-88841 and  333-
88843 its Form 10-Q for the quarter ended March 31, 2000, which includes our report dated May 2, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



/s/Arthur Andersen LLP

Houston, Texas
May 11, 2000